Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, April 22, 2020

CHICAGO, ILLINOIS – April 22, 2020 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported first quarter 2020 net sales and net earnings.

First quarter 2020 net sales were $102,803,000 compared to $101,019,000 in first quarter 2019, an increase of $1,784,000, or 2%. First quarter 2020 net earnings were $11,982,000 compared to $8,955,000 in first quarter 2019, and net earnings per share were $0.18 and $0.13 in first quarter 2020 and 2019, respectively, an increase of $0.05 or 38%. First quarter 2020 net earnings benefitted from foreign exchange after-tax gains of approximately $1,900,000 or $0.03 per share.

Mrs. Gordon said, “Successful marketing and sales programs contributed to the increase in first quarter 2020 sales compared to first quarter 2019. First quarter 2020 sales also benefited from higher price realization, however, the currency translation of foreign sales had some adverse effects on consolidated sales in first quarter 2020 period when compared to 2019.

Manufacturing plant efficiencies driven by capital investments and ongoing cost containment programs contributed to these improved results in first quarter 2020. The Company is continuing its investments in its plant manufacturing operations to meet new consumer and customer demands, achieve quality improvements, provide genuine value to consumers, and increase operational efficiencies. Cost and expense control programs, including more favorable freight and delivery expenses, contributed to the improved results in first quarter 2020.

First quarter 2020 includes pre-tax foreign exchange gains of $2,510,000 compared to pre-tax foreign exchange losses of $234,000 in first quarter 2019. The after-tax effects of these foreign exchange gains and losses approximated a $1,900,000 gain and a $200,000 loss in first quarter 2020 and first quarter 2019, respectively. The Company’s effective income tax rates were 21.5% and 24.3% in first quarter 2020 and 2019, respectively. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in first quarter 2020.

Due to the adverse effects of the Covid-19 pandemic on the overall economy, the Company has experienced a significant decline in customer orders and sales in second quarter 2020, and expects this trend to adversely affect net earnings in second quarter 2020 and may affect the third and fourth quarters in 2020 as well. The effects of Covid-19 are unprecedented, and therefore the Company is unable to ascertain the effects on its sales and net earnings for the balance of 2020.”

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

MARCH  31, 2020 and 2019

	First Quarter Ended
	2020	2019

Net Product Sales	$102,803,000	$101,019,000
Net Earnings	$11,982,000	$8,955,000
Net Earnings Per Share*	$0.18	$0.13
Average Shares Outstanding*	66,875,000	67,814,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 3, 2020 and April 5, 2019.